EXHIBIT 99.A

                                              <El Paso Logo>

News
For Immediate Release

El Paso Corporation Eliminates More Than $815 Million in Non-recourse Debt with Utility Contract Funding Sale

HOUSTON, TEXAS, June 18, 2004-El Paso Corporation (NYSE:EP) announced today that it has closed the sale of 100 percent of its equity interests in Utility Contract Funding (UCF) to Bear Stearns' Houston Energy Group, via a wholly owned subsidiary of The Bear Stearns Companies Inc., for approximately $21 million. UCF assets include a power contract that was restructured as part of the company's previous power restructuring activities. El Paso will take a pre-tax charge of approximately $100 million on this sale based on the company's investment in the equity of this entity. The transaction will eliminate approximately $815 million of non-recourse debt associated with UCF that El Paso currently consolidates.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent
natural   gas   producers.   For  more  information,   visit
www.elpaso.com.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341